Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8, of our report dated March 4, 2010, on the consolidated financial statements of Hallador Energy Company which appears in their Form 10-K for the year ended December 31, 2009.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

January 19, 2011